Exhibit 10.15(O)

April 17, 2015

Marissa A. Mayer

Re:	Letter Amendment to Performance Stock Option (Mayer Retention Grant) (the “Option”)

Dear Marissa:

I’m pleased to confirm the 2015 performance-vesting methodology established by the Compensation and Leadership Development Committee (the “Compensation Committee”) for the Performance Stock Option Agreement (Mayer Retention Grant) between you and Yahoo! Inc. (the “Company”) dated November 29, 2012, as amended April 14, 2014 (the “Original Agreement”). Capitalized terms used in this letter agreement and the attached exhibit and not otherwise defined herein or therein are used as defined in the Original Agreement.

The Compensation Committee has established GAAP revenue, revenue ex-TAC and adjusted EBITDA as the Option’s new Performance Metrics. Accordingly, effective with the 2015 Performance Year, Appendix A to the Original Agreement is amended and restated in its entirety to read as set forth on Appendix A to this letter agreement.

This letter agreement does not modify any other terms of the Original Agreement except as expressly set forth above. (For the avoidance of doubt, no amendment is made to the vesting provisions of the Original Agreement as applicable to any Performance Period prior to 2015).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

YAHOO! INC.

/s/ Allan McCall

Allan McCall

Sr. Director, Compensation

Acknowledged and Agreed:

By:	/s/ Marissa A. Mayer
Marissa A. Mayer

Appendix A - 2012 Performance Option (Mayer Retention Grant)

Vesting of Option

Subject to Sections 6 and 7 of the Original Agreement, the Annual Tranche for each Performance Year shall be eligible to vest in accordance with this Appendix A.

Performance Year	Vesting Date
2015	January 26, 2016
2016	January 26, 2017

•	For each Performance Year, the “Performance Metrics” and “Weightings” shall be as follows: GAAP Revenue (one-third), Revenue ex-TAC (one-third), and Adjusted EBITDA (one-third).

•	For each Performance Metric, the Administrator has established a performance target (“Goal”) for the 2015 Performance Year. At the start of 2016, the Administrator will establish Goals for the 2016 Performance Year. The Goals will be communicated to the Optionee after they are established by the Administrator.

•	After the end of each year, the Company’s actual results for each Performance Metric shall be adjusted for purposes of this Option as set forth in “Definitions and Adjustments,” below.

•	For each Performance Metric, a vesting percentage (each, a “Component Vesting Percentage”) shall be calculated based on the Company’s actual performance (as adjusted) for the Performance Year as follows (with actual performance expressed as a percentage of the applicable Goal):

GAAP Revenue Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
80% or less	0%
100%	100%
106% or more	130%

Revenue Ex-TAC Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
80% or less	0%
100%	100%
106% or more	130%

Adjusted EBITDA Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
60% or less	0%
100%	100%
112% or more	130%

A-1

•	If the Company’s actual performance (as adjusted), as to a particular Performance Metric, is between two levels specified in the applicable table above, the Component Vesting Percentage for such metric shall be determined by linear interpolation between the vesting percentages specified for those two levels in such table (without rounding the result).

•	For each Performance Metric, a weighted vesting percentage (each, a “Weighted Vesting Percentage”) shall be calculated by multiplying such metric’s Component Vesting Percentage by such metric’s Weighting, and rounding the product to the nearest one-hundredth of one percent. In no event shall any Weighted Vesting Percentage exceed 43.33 percent.

•	The overall vesting percentage applicable to an Annual Tranche (the “Overall Vesting Percentage”) shall equal the sum of the three Weighted Vesting Percentages, with such sum rounded to the nearest one percent; provided, however, that the Overall Vesting Percentage shall not exceed 100 percent.

•	For each year’s Annual Tranche, the number of options that vest shall be determined by applying the Overall Vesting Percentage for such year to the number of shares underlying such year’s Annual Tranche, and rounding down to the nearest whole share.

•	Regardless of the vesting dates shown above, the vested portion of each Annual Tranche shall become exercisable on the date of the Administrator’s vesting determination described below.

The Administrator shall, following the end of a Performance Year, determine whether and the extent to which the applicable Goals have been satisfied and the vesting percentage of the corresponding Annual Tranche. Such determinations by the Administrator shall be final and binding. Any portion of an Annual Tranche allocated to a particular Performance Year that is not vested after giving effect to the Administrator’s determination for that Performance Year shall terminate as of the final day of such Performance Year.

Maximum Vesting. Notwithstanding any other provision herein, in no event shall any Annual Tranche vest as to more than one hundred percent (100%) of the options subject to the Annual Tranche.

Definitions and Adjustments

Definitions. For purposes of the Option, the following definitions will apply:

•	“Adjusted EBITDA” as to a particular year means the Company’s income from operations before depreciation, amortization, restructuring charges (and reversals), goodwill and intangible asset impairment charges, and stock-based compensation expense for such year, as such items are determined by the Company and reflected in its reporting of financial results.

•	“Annual Tranche” means the twenty percent (20%) of the “Total Number of Shares Granted” (as set forth in the Notice of Grant) that are eligible to vest with respect to a particular Performance Year.

•	“Financial Plan” for a particular year means the Company’s final financial plan for such year reviewed by the Board of Directors in advance of such year.

•	“GAAP” means U.S. generally accepted accounting principles.

•	“GAAP Revenue” as to a particular year means the Company’s worldwide revenue for such year, as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

•	“Performance Year” means, as applicable, the Company’s 2015 or 2016 fiscal year.

A-2

•	“Revenue ex-TAC” as to a particular year means the Company’s worldwide GAAP Revenue less TAC for such year, as determined by the Company and reflected in its reporting of financial results.

•	“TAC” means traffic acquisition costs.

Adjustments. When calculating GAAP Revenue, Revenue ex-TAC, and Adjusted EBITDA for purposes of determining actual performance for a Performance Year, the Company’s actual GAAP Revenue, Revenue ex-TAC, and Adjusted EBITDA for such year shall be adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan for such year:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions with a GAAP purchase price of $500 million or more and costs associated with such acquisitions;

(b)	increased or decreased to eliminate the financial statement impact of divestitures with a GAAP sale price of $500 million or more and costs associated with such divestitures;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of any changes in how the Company reports any portion of its GAAP revenue (i.e., whether on a gross or net (after TAC) basis) during the year; and

(f)	increased or decreased to eliminate the financial statement impact of the proposed spin-off of the Company’s remaining holdings in Alibaba Group Holding Limited and Yahoo Small Business, and costs associated with such transaction.

A-3